EXHIBIT 16.1

ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
Certified Public Accountants and Advisors

517 Route One	One Penn Plaza
Iselin, NJ 08830	36th Floor
732.855.9600	New York, NY 10119
Fax: 732.855.9600	212.867.1319
www.acsbco.com

February 23, 2012

Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549-7561

Re: Lattice Incorporated; Commission File Number 000-10690

Dear Sirs/Madams:

We have read item 4.01 of the Current Report on Form 8-K to be filed by Lattice Incorporated, on February 23, 2012 regarding our dismissal, and have the following comments:

1.	We agree with the statements made as they pertain to our firm.

2.	We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Yours truly,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
Iselin, NJ

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